                                   EXHIBIT 11

                      H. J. Heinz Company and Subsidiaries
                      COMPUTATION OF NET INCOME PER SHARE
                                  (Unaudited)

                                                            Three Months Ended
                                                            -------------------
                                                            July 30,  July 31,
                                                              1997      1996
                                                              ----      ----
                                                             FY 1998   FY 1997
Primary income per share:
  Net income............................................... $ 243,301 $ 179,530
  Preferred dividends......................................        10        11
                                                            --------- ---------
  Net income applicable to common stock.................... $ 243,291 $ 179,519
                                                            ========= =========
  Average common shares outstanding and common stock
   equivalents.............................................   374,325   376,578
                                                            ========= =========

  Net income per share--primary............................ $     .65 $     .48
                                                            ========= =========

Fully diluted income per share:
  Net income............................................... $ 243,301 $ 179,530
                                                            ========= =========
  Average common shares outstanding and common stock
   equivalents.............................................   374,325   376,578
  Additional common shares assuming:
   Conversion of $1.70 third cumulative preferred stock....       319       359
   Additional common shares assuming options were exercised
    at the period-end market price.........................       758       548
                                                            --------- ---------
  Average common shares outstanding and common stock
   equivalents.............................................   375,402   377,485
                                                            ========= =========
   Net income per share--fully diluted..................... $     .65 $     .48
                                                            ========= =========

               All amounts in thousands except per share amounts.

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